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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (AMENDMENT NO 2)*

                                T/R Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87263U 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 pages

CUSIP No. 87263U 10 2                                         Page 2 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Partners V, LP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,020,448
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,020,448
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,020,448
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 87263U 10 2                                         Page 3 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Investors V
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        6,421
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               6,421
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,421
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 87263U 10 2                                         Page 4 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Management Partners V, LP
      (the General Partner of InterWest Partners V, LP)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,020,448
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,020,448
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,020,448
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 87263U 10 2                                         Page 5 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alan W. Crites (a General Partner of InterWest Management Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,026,869
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,026,869
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,026,869
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Alan W. Crites that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                         Page 6 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Philip T. Gianos
      (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        24,334
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,020,448
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               24,334
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,020,448
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,044,782
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                         Page 7 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wallace R. Hawley (a General Partner of InterWest Management
      Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Unites States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,026,869
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,026,869
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,026,869
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Wallace R. Hawley that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                         Page 8 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Scott Hedrick (a General Partner of InterWest Management
      Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,026,869
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,026,869
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,026,869
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                         Page 9 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Stephen Holmes (a General Partner of InterWest Management
      Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,026,869
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,026,869
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,026,869
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                        Page 10 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert R. Momsen (a General Partner of InterWest Management
      Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,026,869
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,026,869
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,026,869
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 87263U 10 2                                        Page 11 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arnold L. Oronsky
      (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,020,448
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,020,448
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,020,448
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Item 1.

(a)      Name of Issuer: T/R Systems, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         1300 Oakbrook Dr.
         Norcross, GA 30093

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, LP ("IWP V")
         InterWest Investors V ("II V")
         InterWest Management Partners V, LP ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         2710 Sand Hill Road
         Second Floor
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:            California
         II V:             California
         IMP V:            California
         Crites:           United States
         Gianos:           United States
         Hawley:           United States
         Hedrick:          United States
         Holmes:           United States
         Momsen:           United States
         Oronsky:          United States

(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 87263U 10 2

Item 3. Not applicable.


                              Page 12 of 15 pages

Item 4. Ownership.

=================================================================================================================================
                                                                                                                     Other
                                     IWP V         II V           IMP V           Gianos         Oronsky           Individuals *
---------------------------------------------------------------------------------------------------------------------------------
(a)       Beneficial
          Ownership                1,020,448        6,421        1,020,448       1,044,782       1,020,448             1,026,869
---------------------------------------------------------------------------------------------------------------------------------
(b)       Percentage of
          Class                         8.2%         0.1%             8.2%            8.4%            8.2%                  8.2%
---------------------------------------------------------------------------------------------------------------------------------
(c)       Sole Voting
          Power                    1,020,448        6,421        1,020,448        24,334**               0                     0
---------------------------------------------------------------------------------------------------------------------------------
          Shared Voting
          Power                            0            0                0       1,020,448       1,020,448             1,026,869
---------------------------------------------------------------------------------------------------------------------------------
          Sole
          Dispositive
          Power                    1,020,448        6,421        1,020,448        24,334**               0                      0
---------------------------------------------------------------------------------------------------------------------------------
          Shared
          Dispositive
          Power                            0            0                0       1,020,448       1,020,448             1,026,869
=================================================================================================================================

* Individuals included in this column are Crites, Hawley, Hedrick, Holmes, and Momsen, all of whom are general partners of IMP V and II V.

**Includes options exercisable through 3/1/03 representing 18,334 shares of common stock.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A. Joint Filing Statement


                              Page 13 of 15 pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February ____, 2003

INTERWEST PARTNERS V, LP

By: InterWest Management Partners V, LP           By: /s/ Alan W. Crites
                                                  ------------------------------
                                                  Name: Alan W. Crites
    By: /s/ W. Stephen Holmes
        -------------------------------           By: /s/ Philip T. Gianos
        General Partner                           ------------------------------
                                                  Name: Philip T. Gianos

                                                  By: /s/ Wallace R. Hawley
INTERWEST INVESTORS V                             -----------------------------
                                                  Name: Wallace R. Hawley

By: /s/ W. Stephen Holmes                         By: /s/ W. Scott Hedrick
    ----------------------------------            ------------------------------
    General Partner                               Name: W. Scott Hedrick

                                                  By: /s/ W. Stephen Holmes
INTERWEST MANAGEMENT PARTNERS V, LP               ------------------------------
                                                  Name: W. Stephen Holmes
By: /s/ W. Stephen Holmes
    ----------------------------------            By: /s/ Robert R. Momsen
         General Partner                          ------------------------------
                                                  Name: Robert R. Momsen

                                                  By: /s/ Arnold L. Oronsky
                                                  ------------------------------
                                                  Name: Arnold L. Oronsky


                              Page 14 of 15 pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February ____, 2003

INTERWEST PARTNERS V, LP

By: InterWest Management Partners V, LP           By: /s/ Alan W. Crites
                                                  ------------------------------
                                                  Name: Alan W. Crites
    By: /s/ W. Stephen Holmes
        -------------------------------           By: /s/ Philip T. Gianos
        General Partner                           ------------------------------
                                                  Name: Philip T. Gianos

                                                  By: /s/ Wallace R. Hawley
INTERWEST INVESTORS V                             -----------------------------
                                                  Name: Wallace R. Hawley

By: /s/ W. Stephen Holmes                         By: /s/ W. Scott Hedrick
    ----------------------------------            ------------------------------
    General Partner                               Name: W. Scott Hedrick

                                                  By: /s/ W. Stephen Holmes
INTERWEST MANAGEMENT PARTNERS V, LP               ------------------------------
                                                  Name: W. Stephen Holmes
By: /s/ W. Stephen Holmes
    ----------------------------------            By: /s/ Robert R. Momsen
         General Partner                          ------------------------------
                                                  Name: Robert R. Momsen

                                                  By: /s/ Arnold L. Oronsky
                                                  ------------------------------
                                                  Name: Arnold L. Oronsky


                              Page 15 of 15 pages